As filed with the Securities and Exchange Commission on October 11, 2023
No. 333-272805
No. 333-270891
No. 333-263128
No. 333-256028
No. 333-237051
No. 333-230182
No. 333-223597
No. 333-216967
No. 333-216968
No. 333-207973

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to FORM S-8 REGISTRATION STATEMENT No. 333-272805
Post-Effective Amendment No. 1 to FORM S-8 REGISTRATION STATEMENT No. 333-270891
Post-Effective Amendment No. 1 to FORM S-8 REGISTRATION STATEMENT No. 333-263128
Post-Effective Amendment No. 1 to FORM S-8 REGISTRATION STATEMENT No. 333-256028
Post-Effective Amendment No. 1 to FORM S-8 REGISTRATION STATEMENT No. 333-237051
Post-Effective Amendment No. 1 to FORM S-8 REGISTRATION STATEMENT No. 333-230182
Post-Effective Amendment No. 1 to FORM S-8 REGISTRATION STATEMENT No. 333-223597
Post-Effective Amendment No. 1 to FORM S-8 REGISTRATION STATEMENT No. 333-216967
Post-Effective Amendment No. 1 to FORM S-8 REGISTRATION STATEMENT No. 333-216968
Post-Effective Amendment No. 1 to FORM S-8 REGISTRATION STATEMENT No. 333-207973

UNDER
THE SECURITIES ACT OF 1933

ZYNERBA PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	26-0389433
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

80 W. Lancaster Avenue, Suite 300
Devon, PA 19333
(484) 581-7505
(Address of registrant’s principal executive offices)

Zynerba Pharmaceuticals, Inc. Amended and Restated 2014 Omnibus Incentive Compensation Plan
Zynerba Pharmaceuticals, Inc. 2023 Stock Option and Incentive Plan
Non-Qualified Stock Option Inducement Award
(Full titles of the plans)

Christian Ulrich
Secretary
80 W. Lancaster Avenue, Suite 300
Devon, Pennsylvania 19333
(484) 581-7505
(Name, address and telephone number of agent for service)

Copy To:
William Intner
Hogan Lovells US LLP
100 International Drive
Baltimore, MD 21202
(410) 659-2700

and to:
Peter Cohen-Millstein
Hogan Lovells US LLP
390 Madison Avenue
New York, NY 10017
(212) 918-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 relates to the following Registration Statements of Zynerba Pharmaceuticals, Inc. (the “Company”) on Form S-8 (collectively, the “Registration Statements”):

•
Registration Statement No. 333-207973, registering 1,854,161 shares of common stock of the Company, par value $0.001 per share (“Shares”), issuable pursuant to the Zynerba Pharmaceuticals, Inc. Amended and Restated 2014 Omnibus Incentive Compensation Plan., filed with the Securities and Exchange Commission (the “Commission”) on November 13, 2015;

•	Registration Statement No. 333-216967, registering 150,000 Shares, issuable pursuant to the Company’s Non-Qualified Stock Option Inducement Award, filed with the Commission on March 27, 2017;

•
Registration Statement No. 333-216968, registering 999,482 Shares, issuable pursuant to the Zynerba Pharmaceuticals, Inc. Amended and Restated 2014 Omnibus Incentive Compensation Plan, filed with the Commission on March 27, 2017;

•
Registration Statement No. 333-223597, registering 1,355,387 Shares, issuable pursuant to the Zynerba Pharmaceuticals, Inc. Amended and Restated 2014 Omnibus Incentive Compensation Plan, filed with the Commission on March 12, 2018;

•
Registration Statement No. 333-230182, registering 1,500,000 Shares, issuable pursuant to the Zynerba Pharmaceuticals, Inc. Amended and Restated 2014 Omnibus Incentive Compensation Plan, filed with the Commission on March 11, 2019;

•
Registration Statement No. 333-237051, registering 1,500,000 Shares, issuable pursuant to the Zynerba Pharmaceuticals, Inc. Amended and Restated 2014 Omnibus Incentive Compensation Plan, filed with the Commission on March 10, 2020;

•
Registration Statement No. 333-256028, registering 1,500,000 Shares, issuable pursuant to the Zynerba Pharmaceuticals, Inc. Amended and Restated 2014 Omnibus Incentive Compensation Plan, filed with the Commission on May 12, 2021;

•
Registration Statement No. 333-263128, registering 1,500,000 Shares, issuable pursuant to the Zynerba Pharmaceuticals, Inc. Amended and Restated 2014 Omnibus Incentive Compensation Plan, filed with the Commission on March 1, 2022;

•
Registration Statement No. 333-270891, registering 1,500,000 Shares, issuable pursuant to the Zynerba Pharmaceuticals, Inc. Amended and Restated 2014 Omnibus Incentive Compensation Plan, filed with the Commission on March 28, 2023; and

•
Registration Statement No. 333-272805, registering 6,900,000 Shares, issuable pursuant to the Zynerba Pharmaceuticals, Inc. 2023 Stock Option and Incentive Plan, filed with the Commission on June 21, 2023.

On August 14, 2023, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Harmony Biosciences Holdings, Inc., a Delaware corporation (“Parent”) and Xylophone Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”). Pursuant to the Merger Agreement, on October 10, 2023, Purchaser merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent.

In connection with the Merger, the offerings of securities pursuant to the Registration Statements have been terminated. In accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered pursuant to the Registration Statements which remain unsold at the termination of the offerings, the Company hereby terminates the effectiveness of each Registration Statement and removes from registration all Shares registered under the Registration Statements that remain unsold as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities. After giving effect to this Post-Effective Amendment No. 1 to the Registration Statements, there will be no remaining securities registered by the Company pursuant to the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Devon, Commonwealth of Pennsylvania, on October 11, 2023.

ZYNERBA PHARMACEUTICALS, INC.

By:	/s/ Sandip Kapadia
Name:	Sandip Kapadia
Title:	President, Chief Executive Officer and Chief Financial Officer

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.